As filed with the Securities and Exchange Commission on September 30, 2005

United States

Securities and Exchange Commission

Washington, D.C. 20549

Form S-8

Registration Statement

Under

The Securities Act of 1933

PROSPECT MEDICAL HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	33-0564370
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

6083 Bristol Parkway, Suite 100

Culver City, California 90230

(Address of principal executive offices)

Prospect Medical Holdings, Inc. 1998 Stock Option Plan

Individual Option Agreements

(Full title of the plans)

JACOB Y. TERNER, M.D.

Chairman and Chief Executive Officer

Prospect Medical Holdings, Inc.

6083 Bristol Parkway, Suite 100

Culver City, California 90230

(Name and address of agent for service)

(310) 338-8677

(Telephone number, including area code, of agent for service)

Copies of communications to:

J. BRAD WIGGINS, ESQ.

Miller & Holguin

1801 Century Park East, Seventh Floor

Los Angeles, California 90067

(310) 556-1990

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			maximum		maximum
Title of securities	Amount to be		offering price		aggregate	Amount of
to be registered	registered		per unit		offering price	registration fee

Options to Purchase Common Stock(1)(5)	415,200	options	$—		$—	$—
Common Stock(2)(6)	415,200	shares	$4.875	(9)	$2,024,100	$238.24
Common Stock(3)(7)	964,000	shares	$3.00		$2,892,000	$340.39
Common Stock(3)(7)	120,000	shares	$4.86		$583,200	$68.64
Common Stock(3)(7)	223,550	shares	$5.00		$1,117,750	$131.56
Common Stock(3)(7)	292,000	shares	$6.45		$1,883,400	$221.68
Common Stock(3)(7)	25,000	shares	$7.15		$178,750	$21.04
Common Stock(4)(8)	180,000	shares	$1.25		$225,000	$26.48
Common Stock(4)(8)	800,000	shares	$3.00		$2,400,000	$282.48
Common Stock(4)(8)	510,000	shares	$5.00		$2,550,000	$300.14
Totals					$13,854,200	$1,630.65

(1)    These options to purchase common stock (the “Unissued Plan Options”) are issuable under the Prospect Medical Holdings, Inc. 1998 Stock Option Plan (the “Plan”).

(2)    These shares of common stock are issuable upon exercise of the Unissued Plan Options.

(3)    These shares of common stock are issuable upon exercise of options that have previously been issued under the Plan.

(4)    These shares of common stock are issuable upon exercise of options that were previously granted pursuant to individual stock option agreements outside of the Plan (the “Individual Option Agreements”).

(5)    Also registered hereunder are an indeterminate number of additional options that may become issuable by virtue of anti-dilution adjustment provisions of the Plan.

(6)    Also registered hereunder are an indeterminate number of additional shares of common stock that may become issuable by virtue of anti-dilution adjustment provisions of the Plan.

(7)    Also registered hereunder are an indeterminate number of additional shares of common stock that may become issuable by virtue of anti-dilution adjustment provisions of the Plan and option agreements previously issued under the Plan.

 (8)    Also registered hereunder are an indeterminate number of additional shares of common stock that may become issuable by virtue of anti-dilution adjustment provisions in the Individual Option Agreements.

 (9)    Pursuant to Rule 457(h) and Rule 457(c) under the Securities Act of 1933, as amended, the offering price and the amount of the fee for these shares were computed based on the average of the high and low prices of the Company’s Common Stock as reported by the American Stock Exchange on September 26, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Explanatory Note

This registration statement registers options and shares issuable under the Prospect Medical Holdings, Inc. 1998 Stock Option Plan, as amended (the “Plan”) and shares issuable upon exercise of options granted outside of the Plan pursuant to individual option agreements (the “Individual Option Agreements”).

The prospectus documents containing the information specified in Part I of Form S-8 need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”), but will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The following documents are incorporated by reference in this Registration Statement:

(a)           The final version (Amendment No. 5) of the registrant’s Form 10 registration statement filed with the Commission on April 7, 2005 (the “Form 10”).

(b)            The registrant’s quarterly report on Form 10-Q for the quarter ended March 31, 2005, which was filed with the Commission on May 16, 2005.

(c)            The registrant’s current report on Form 8-K filed with the Commission on May 26, 2005.

(d)            The registrant’s current report on Form 8-K filed with the Commission on July 29, 2005.

(e)            The registrant’s quarterly report on Form 10-Q for the quarter ended June 30, 2005, which was filed with the Commission on August 12, 2005.

(f)             The registrant’s current report on Form 8-K filed with the Commission on August 12, 2005.

(g)            The registrant’s current report on Form 8-K filed with the Commission on September 1, 2005.

(h)            The registrant’s current report on Form 8-K filed with the Commission on September 20, 2005.

(i)             The description of the registrant’s class of Common Stock which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which description is set forth in Item 11 of the Form 10.

In addition, all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Experts

The following financial statements and schedule appearing in Amendment No. 5 to the Form 10 registration statement of Prospect Medical Holdings, Inc., filed on April 7, 2005 (the “Form 10”) incorporated by reference in this registration statement have been audited by Ernst and Young, LLP, independent registered public accounting firm, as set forth in their reports included in the Form 10, and are incorporated by reference herein, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing:

•      Consolidated financial statements and schedule of Prospect Medical Holdings, Inc. as of September 30, 2003 and 2004 and for each of the three years in the period ended September 30, 2004;

•      Combined financial statements of StarCare Medical Group, Inc. dba Gateway Medical Group, APAC Medical Group, Inc. dba Gateway Physicians Medical Associates and Pinnacle Health Resources (collectively “Gateway Medical Group”) as of December 31, 2002 and September 30, 2003 and for the years ended December 31, 2001 and 2002 and nine months ended September 30, 2003; and

•      Financial statements of Professional Care Medical Group IPA as of December 31, 2002 and for the year ended December 31, 2002 and nine months ended September 30, 2003.

Legal Matters

Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for Prospect Medical Holdings, Inc. by Miller & Holguin LLP, attorneys at law, Los Angeles, California. Partners of Miller & Holguin hold in the aggregate 229,150 shares of common stock and warrants to buy 105,469.5 shares of common stock of Prospect Medical Holdings, Inc.

Item 6.  Indemnification of Directors and Officers.

Prospect Medical Holdings is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Additionally, Section 145 provides that indemnification pursuant to its provisions, known as “permissive indemnification,” shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The indemnification provided for in Sections 6.1 (third party actions) and 6.2 (action by or in the right of the corporation) of our Bylaws is substantially consistent with the permissive indemnification provisions of Section 145 of the Delaware General Corporation Law. Section 6.1 states that the right to indemnification in third party actions is a contract right between the person to be indemnified and the company.

Section 145 further provides that, to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145’s permissive indemnification provisions, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 6.3 of our Bylaws is consistent with this provision.

In any suit brought against us to enforce these indemnification rights, it shall be a defense that the person seeking indemnification has not met the applicable standard of conduct set forth in the Delaware General Corporation Law.

Section 145 provides that the indemnification provided by, or granted pursuant to, that section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A similar provision is included in Section 6.6 of our Bylaws.

As authorized by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation provides that a director of Prospect Medical Holdings shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law (which relates to liability of directors for unlawful dividend payments or unlawful stock purchases or redemptions), or for any transaction from which the director derived an improper personal benefit. This provision, in effect, eliminates the rights of the company and its stockholders (through stockholders’ derivative suits on the corporation’s behalf) to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director, except in the situations described. In addition, the Certificate of Incorporation does not alter the liability of directors under federal securities laws, and does not limit or eliminate the rights of the company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach in a director’s duty of care.

We maintain a policy of Directors and Officers insurance in the amount of $2,000,000 per incident, with a retention amount of $100,000 per incident. The policy also contains coverage for Employee Practices Liability insurance.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following documents are filed or incorporated by reference as part of this Registration Statement:

4.1           Specimen common stock certificate(1)

4.2           Amended and Restated Certificate of Incorporation(1)

4.3           Certificate of Amendment of Amended and Restated Certificate of Incorporation dated January 19, 2000(1)

4.4           Certificate of Amendment of Amended and Restated Certificate of Incorporation dated January 15, 2004 (1)

4.5           Amended and Restated Bylaws(1)

4.6           First Amendment to Amended and Restated Bylaws(1)

4.7           Prospect Medical Holdings, Inc. 1998 Stock Option Plan(1)

4.8           First Amendment to the Plan(1)

4.9           Second Amendment to the Plan(2)

4.10         Form of Incentive Stock Option Agreement used for options granted under the Plan(3)

4.11         Form of Non-Qualified Stock Option Agreement used for options granted under and outside of the Plan(3)

5.1           Opinion of Miller & Holguin

23.1         Consent of Ernst & Young LLP

23.2         Consent of Miller & Holguin (included in Exhibit 5.1)

(1)           Previously filed as an exhibit to our Form 10 registration statement filed on May 27, 2004 and incorporated herein by reference

(2)           Previously filed as an exhibit to Amendment No. 3 to our Form 10 registration statement filed on October 21, 2004 and incorporated herein by reference

(3)           Previously filed as an exhibit to our current report on Form 8-K filed on September 20, 2005 and incorporated herein by reference

Item 9.                 Undertakings.

The undersigned registrant hereby undertakes:

(a)           (1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered, which remain unsold at the termination of the offering.

(b)           That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Culver City, State of California, on the 29th day of September, 2005.

PROSPECT MEDICAL HOLDINGS, INC.
(Registrant)

By:	/s/	Jacob Y. Terner, M.D.
Jacob Y. Terner, M.D.
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jacob Y. Terner	Chairman, Chief Executive Officer and	September 29, 2005
Jacob Y. Terner	Director (Principal Executive Officer)

/s/ Mike Heather	Chief Financial Officer (Principal	September 29, 2005
Mike Heather	Financial and Accounting Officer

/s/ Catherine Dickson	President, Chief Operating Officer	September 29, 2005
Catherine Dickson

and Director

/s/ David A. Levinsohn	Director	September 29, 2005
David A. Levinsohn

/s/ Kenneth Schwartz	Director	September 29, 2005
Kenneth Schwartz

/s/ Joel S. Kanter	Director	September 29, 2005
Joel S. Kanter

	Director	, 2005
Gene E. Burleson

EXHIBITS INDEX

The following documents are filed or incorporated by reference as part of this Registration Statement:

4.1          Specimen common stock certificate(1)

4.2          Amended and Restated Certificate of Incorporation(1)

4.3          Certificate of Amendment of Amended and Restated Certificate of Incorporation dated January 19, 2000(1)

4.4          Certificate of Amendment of Amended and Restated Certificate of Incorporation dated January 15, 2004 (1)

4.5          Amended and Restated Bylaws(1)

4.6          First Amendment to Amended and Restated Bylaws(1)

4.7          Prospect Medical Holdings, Inc. 1998 Stock Option Plan (the “Plan”)(1)

4.8          First Amendment to the Plan(1)

4.9          Second Amendment to the Plan(2)

4.10        Form of Incentive Stock Option Agreement used for options granted under the Plan(3)

4.11        Form of Non-Qualified Stock Option Agreement used for options granted under and outside of the Plan(3)

5.1          Opinion of Miller & Holguin

23.1        Consent of Ernst & Young LLP

23.2        Consent of Miller & Holguin (included in Exhibit 5.1)

(1)           Previously filed as an exhibit to our Form 10 registration statement filed on May 27, 2004 and incorporated herein by reference

(2)           Previously filed as an exhibit to Amendment No. 3 to our Form 10 registration statement filed on October 21, 2004 and incorporated herein by reference

(3)           Previously filed as an exhibit to our current report on Form 8-K filed on September 20, 2005 and incorporated herein by reference